Exhibit 10.1

                            Equity Transfer Agreement

Transferor: Beijing Zhongrun Chuangtou Technology Co.,Ltd.(hereinafter referred to as Party A)
Address:

Legal representative:  Wang Li Kun          Title: Chairman
Agent: Tong Zhi Ming                        Title: Executive Director

Transferee: Guangdong Guangxiang Network Information Co., Ltd (hereinafter referred to as Party B)
Address:

Legal representative: Lin Qiuxia                     Title: Chairman

Agent:  Lam Kwok Hung                                Title: Executive Director

The agreement is entered into by the following two parties on January 2, 2006.

   1) Beijing Zhongrun Chuangtou Technology Co., Ltd. was established jointly by Wang Li Kun, Lu Xiao Dan, Wen Shao Xiong, Wang Jian, Zhao Yong, Li De Yi and Xing Jun on June 21,2004 in Beijing.

   2) Guangdong Guangxiang Network Information Co., Ltd. was established jointly by Lin Qiuxia and Liu Bo on July 28, 2005 in Guangzhou, Guangdong Province.

Preface:

   i) Elephant Talk Communications Inc. is a limited liability company legally registered in California, USA, listed in OTCBB market, with stock code "ETLK". By the date the agreement is signed, the amount of shares which Elephant Talk has issued and will be issued in the next 3 months will be approximately 400,000,000 shares.

   ii) Beijing Zhongrun Internet Information Technology Co., Ltd. (hereinafter referred to as Joint Venture) was established on December 29, 2003 in Beijing, which is jointly managed by Beijing Zhongrun Chuangtou Technology Co., Ltd. and four natural person Zheng Zhi Xiang, Lu Xiao Dan, Wang Jian and Wen Shao Xiong with a registered capital of RMB 17.15 million, of which Beijing Zhongrun Chuangtou Technology Co., Ltd. accounts for 82.51%, while the natural person 17.49% of equity interest. The Joint Venture has a license to operate the mobile value-added services in China granted on October 21st 2004 by ministry of Information Industry with the license number B2-200040370.


   iii) Lin Qiu Xia and Liu Bo are the shareholders of Guangdong Guangxiang Network Information Co., Ltd., and shall own 100% shares of the company upon the date of signature of the agreement.




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The parties to the agreement have reached the agreement as follows.

   1.  Definitions


   1.1.The following terms shall have the definitions assigned to them unless otherwise specified in the agreement.


       "China" means the People's Republic of China.


       "USA" means the United States of America.


       "Hong Kong" means Hong Kong Special Administrative Region of the People's Republic of China.


       "Guarantee" refers to the statement, guarantee and pledge made by Party A under the agreement.


       "Joint Venture" refers to the Beijing Zhongrun Internet Information Technology Co., Ltd., including its subsidiaries and affiliated companies.


       "Associated persons" refer to the direct relatives (including spouses, parents, brothers, sisters and children) of the existing shareholders and the companies in which such shareholders have interests.


       "Accounts" refer to the accounts and financial information provided by any company to Guangdong Guangxiang Network Information Co., Ltd. with respect to the members of such company before signing the agreement.


       "Events of force majeure" refers to any events of force majeure that occur in the world that have effects to the USA, Europe, Hong Kong or China, including Acts of God, war, riots, insurrections, civil commotions, economic sanctions, fire, flood, explosion, infectious diseases, terrorism, strikes or lockouts, significant adjustment of related policies or regulations.


   1.2 In the agreement:

   a) Preface, provisions and attachments refer to the preface, provisions and attachments of the agreement.

   b) Laws, regulations or rules (whether legally effective or not) include the irregular amendments, modification, combination, relegislation as well as the subsidiary laws and rules to such laws, regulations and rules.


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   c)  Parties refer to the parties to the agreement:

   d) Any words indicating persons or individuals cover natural persons, limited liability companies, partners, corporations, non-corporate entities and exclusively-owned companies.

   e)  Titles are omitted in explaining the agreement.


   1.3 Preface and attachments are a part of the agreement and have the legal force as stipulated in the agreement. The preface and attachments are included when mentioning the agreement.


   1.4 Files refer to those to be modified or updated irregularly.


   2.  Equity transfer


       Party A and Party B hereby reach the following agreement on equity transfer through negotiation in accordance with the Company Law of the People's Republic of China and the Contract Law of the People's Republic of China.


   2.1.The price of equity transfer and the term and mode of payment


       Party A owns 82.51% equity interest of the joint venture, and Party A has contributed RMB 14.15 million in paid-in capital according to the stipulations in former joint venture contract Party A shall transfer a 60% equity interest in the joint venture to Party B in USD 4.8 million, for which Party B shall pay the price as per the following conventions:


   2.1.1 Party B shall pay USD 400,000 in cash to Party A as the initial payment for the transfer on or before January 22, 2006 and second payment at USD400, 000 on or before January 30, 2006 Party A agrees to authorize Party B to directly transfer the payment to the joint venture as the enterprise development fund of the joint venture for the telecom value-added service. The detailed plans for the fund shall be determined by the board meeting of the joint venture in which Party B participates. In case Party B does not transfer the payment to the joint venture as stipulated, the equity transfer agreement shall be dissolved automatically.

       Party A shall not cancel the entrustment of carry-over.

       Party A has obligations to ensure the joint venture receives the initial payment.

       (Before signing this Agreement, Party B had already paid Party A an amount of USD$800,000. Now, both parties had agreed that the paid amount


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

       would be substituting the payments stated in Section 2.1.1 and according to the term and the mode of payment stated in Section 2.1.)


   2.1.2.Within 30 days after the equity transfer agreement takes effect, Party
       B shall deliver 5 million shares of ETLK stocks, with each share valued for the purpose of this agreement at USD 0.1, equivalent to USD 500,000 as the third payment for the equity transfer to Party A or its designated party.


   2.1.3 On or before January31, 2006, Party B shall pay USD 800,000 in cash as the fourth payment for equity transfer; meanwhile, Party B shall deliver to Party A 5 million shares of ETLK stock, with each share valued for the purpose of this agreement at USD 0.1, equivalent to USD 500,000 as the fifth payment for equity transfer.


   2.1.4 If the joint venture is able to achieve a net profit of RMB 8 million or above in 2005 and a net profit of RMB 9 million or above in the first half of 2006,and these said amounts have been timely audited by a third party certified accountant approved by both parties, then Party B shall pay USD 600,000 in cash as the sixth payment to Party A before July 31, 2006 while also delivering 5 million shares of ETLK stock to Party A, with each share valued for the purpose of this agreement at USD 0.1, totally equivalent to USD500,000 as seventh payment for equity transfer. If the joint venture can not accomplish the objective of a net profit of RMB 8 million over 2005 and/or RMB 9million or above in the first half of 2006, then Party B shall deduct the difference between these agreed upon minimum, profits and the actual profits from the cash portion of this payment for equity transfer by the following method:

       a).if the net profit is less or equal to RMB 4 million, the deducted amount will be the full difference amount; and

       b). if the profit is more than RMB 4 million, then the deducted amount will be the difference of the actual profits and the targeted profit on the basis of RMB355,000 deducted on every RMB1million, and according to the above calculation method pay the balance of this equity transfer payment to Party A.

       However, the deducted amount will be kept in an escrow account. If Party A meets the target in the second half of 2006 and the actual profits is more the targeted profit, Party B will reimburse the difference to Party A according to the same principle in above.

   2.1.5 If the joint venture is able to achieve a net profit of RMB 18million or above over the year 2006, then Party B shall pay USD 600,000 in cash as the eighth to Party A before January 31, 2007 while also delivering 5 million shares of ETLK stock to Party A, with each share valued for the purpose of this agreement USD 0.1, totally equivalent to USD 500,000 as ninth payment for equity transfer. If the joint venture can not accomplish the agreed upon net profit of RMB18 million, then Party B shall deduct the difference between the agreed upon profit and the actual


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

       profit from the cash portion of this payment for equity transfer by the following method:

       a). if the net profit is less or equal to RMB 8 million, the deducted amount will be the full difference amount; and

       b). if the profit is more than RMB 8 million, then the deducted amount will be the difference of the actual profits and the targeted profit on the basis of RMB355,000 deducted on every RMB1million, and according to the above calculation method pay the balance of the equity transfer payment to Party A. Party B will not bear any further payment obligations for the deducted payment of this part of the equity transfer.

   2.1.6 On July 31, 2007, with a 30 days notice from party A to Party B, in case one of the following conditions can not be met, Party A shall have the right to return the 20million shares of ETLK stock received as part of the equity transfer back to Party B to buy back a 25% equity interest held by Party B:

       a) the average 30-day closing price of a share in ETLK prior to July 31, 2007 is higher that or equal to USD 0.10 with reasonable trading volume Party A and Party B both agree that the 20 million shares could be sold in 90 trading days on the OTCBB market

       or

       b) ETCI or one of ETCI's shareholders purchases within the 30 days notice period by courier with signed acknowledgement by the receiving party, the 20 million shares of ETLK stock held by Party A for a consideration of USD 2 million in cash payable in 90 days.


   2.1.7 For the purpose of this agreement and for any of the amounts mentioned in this agreement, the exchange rate between US$ and RMB may float within the range of 7 RMB and 9 RMB for 1 US$; as long as the exchange rate is within this range the above said amounts will stay the same. If the actual exchange rate at the day of any payment or at the day of the auditors report on a level of profits mentioned in this contract falls outside the above range, the payments will follow the above closest limit accordingly. And thus, the to be applied exchange rate will always stay within this range.


   2.2 Party A guarantees that Party A shall have full power of disposition with respect to the equity Party A intends to transfer to Party B, that the equity has any and all rights without any limitation whatsoever, is not hypothecated in any shape or form and that the equity is not sealed up and is without any recourse by any third persons; Party A shall be fully liable for any economic and legal consequence incurred therefrom.

       Party A guarantees that the net profit of the joint venture, available to shareholders, will not be less than RMB 8 million in 2005,and will not be less than RMB 18 million in 2006.However, any of the net profits generated by the joint venture as a consequence of business brought to


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

       the joint venture by Elephant Talk Communications Inc.and/or it's associates, and identified as such by parties (like any business from Mine, and any and all European customers of Elephant Talk Communication Inc.), will for the purpose of these guarantees not be included in these profit calculations of the joint venture over 2005 and 2006,as formulated with respect to the minimum profits as stipulated in section II,1.4 and
       Section II,1.5 of this agreement. In addition, all these guaranteed net profits should be audited by an independent certified accounting firm as authentic and legal. If the joint venture cannot accomplish the above-said guaranteed lever of profits, the payments for equity transfer under this agreement shall be reduced in accordance with SectionII, 1.4 and SectionII, 1.5of this agreement.

       In respect of the joint venture, Elephant Talk Communications Inc, and its associates shall pay for the usages at a minimum for the cost or more for services rendered.


   3. Sharing of profit and loss (including creditors' rights and debts) of the joint venture.


   3.1 Upon the effectiveness of the agreement, Party B shall be entitled to the profits and share appropriate risks and losses of the joint venture by the ratio of the 60% equity purchased.

   3.2 In case Party A does not properly disclose to Party B the proper size and/or conditions of any and all of the debts to be borne by the joint venture before this equity transfer agreement takes effect upon signing this agreement, any losses that may be incurred by Party B as a consequence of such incorrect and/or incomplete disclosure will be fully compensated by Party A; Party B shall have the right to fully claim compensation from Party A.


   3.3 Party A guarantees that dividends will start to be distributed in 2006. The first dividend of minimum US$515,000 will be distributed on the same day when Party B is paying the sixth payment to Party B on July 31, 2006. The second dividend of minimum US$515,000 will be distributed on the same day when Party B is paying the eighth payment from Party A on January 31, 2007. If the said payments in this clause is or are not paid on time, the said distribution of dividend will be delayed accordingly.


   4.  Liabilities of breach of contract


   4.1 Both parties shall conscientiously perform the provisions of the agreement once it takes effect. In case either party does not fulfill the obligations stipulated in the agreement, such party shall take appropriate responsibilities in accordance with the laws and stipulations of the agreement.




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

   4.2 In case Party B incurs losses to Party A due to breach of contract, and Party B pays the liquidated damages lower than the actual losses, Party B shall make extra compensations. In case Party B fails to pay Party A on the specified time as stated in the Section II, 1. of this Agreement, Party B shall pay Party A the late payment charge at 0.05% each day of the belated payment as stated in the Section II, 1. of this Agreement.


   4.3 In case Party B is unable to handle the change registration due to Party A's reason within 15 business days after receiving all the necessary document for the said matters from Party B, Party A shall pay Party B the liquidated damages at 0.05% each day of the payment for equity transfer that Party B has already defrayed. In case Party A incurs losses to Party B due to breach of contract, and Party A pays the liquidated damages lower than the actual losses, Party A shall make extra compensations.


   5.  Pledge

       Party A pledges that Party A shall not negotiate in any names with any third party investors or acquirers on investments, shareholding, acquisition or joint venturing matters from the date of signature of the agreement to the date of equity change registration, and guarantees the joint venture will not negotiate in any names with any third party investors or acquirers on investments, shareholding, acquisition or joint venturing matters.

       Party B pledges that it will not negotiate in any names with any third party engaging in short message service or related services on investments, shareholding, acquisition or joint venturing matters from the date of signature of the agreement to the date of equity change registration.


   6.  Complete agreement


       The agreement represents all agreements and understanding for the subject matters of the agreement by the parties to the agreement. The agreement supersedes any notes, proposals, announcements, statements, guarantees, memorandum, agreements or pledges made by the parties to the agreement previously in oral, spoken or any other forms. No parties to the agreement have ever relied upon such notes, proposals, announcements, statements, guarantees, memorandum, agreements or pledges.


   7.  Change or dissolution of the agreement

       The agreement may be changed or dissolved upon consensus by both parties through negotiation. In the event of change or dissolution of the agreement through negotiation, both parties shall sign the change or dissolution agreement separately.




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

   8.  Sharing of fees

       Any fees incurred during the process of equity transfer, including notary fee, evaluation or audit expenses, charges for change of industry and commerce registration, shall be borne by both parties equally.


   9.  Party A's statement, guarantee and pledge

   9.1 The equity interests held by Xiamen Yuxinjie Technology Co., Ltd. in the joint venture have been legally and formally transferred to a third party.

   9.2 The authorized capital of the Company of the joint venture as at 30 September 2005 is RMB17.15 million duly registered and certified with the Department of Commerce.

   9.3 The affiliated organizations to the joint venture are fully owned by the joint venture or by the wholly owned subsidiaries. It is legally acceptable for the joint venture or its wholly-owned subsidiaries to own the affiliated organizations to the joint venture as such affiliated organizations are legally registered. The affiliated companies to the joint venture do not involve in insurance contract or contract of equity transfer or sale. The affiliated companies to the joint venture are incorporated in accordance with Chinese laws and the articles of association. None of the affiliated organizations or the wholly owned business or the joint venture has any escape clause in their contracts with Party A so they cannot withdraw themselves from the obligations with Party A.

   9.4 The accounts and documents provided by the joint venture and its affiliated companies with regard to Party B are all authentic, complete and correct. The meeting minutes of the joint venture and its affiliated companies comprise the minutes of main meetings of the joint venture and affiliated companies, including the resolutions of shareholders' meetings, resolutions of board of directors' meetings and the minutes of board of directors' meetings. These meeting minutes are authentic, correct and complete.

   9.5 Party A's statement on the finance of the joint venture: (1) The joint venture has made good preparations according to the financial accounts and records. (2) By the closing date of accounting, the financial data has been completely registered and the financial records completely reflect all liabilities and contingent liabilities of the joint venture (all liabilities and contingent liabilities involved have been recorded in the documents disclosed to the acquirer by Party A). (3) In the financial reports of the joint venture, the balance sheet has fairly reflected the financial status of the joint venture and the shareholding of shareholders by the closing date of the financial statements, and fairly reflected the operating results and the cash flow in the specific period of the joint venture.

   9.6 There are no liabilities undisclosed. The joint venture and its affiliated companies have not any liabilities or obligations in any kinds


                                     10.1-8
       that are not disclosed (whether these liabilities or obligations are known or not informed, actually exist or have not formed, possibly occur or occur in other forms, matured or not matured). All liabilities or obligations have been reflected or registered in the financial reports of Party A. The balance sheet disclosed in the mid-term financial reports of the joint venture has completely disclosed the current liabilities relating to the daily operating activities taking place after the date of the balance sheet. The liabilities, obligations and current liabilities match the operating activities of Party A in the past, and will not pose negative effect on the joint venture wholly or severally. The list of information disclosure of the joint venture details the complete liabilities and obligations of the joint venture and its affiliated companies, with indications of the start and end dates of each liability or obligation.

   9.7 There is no substantially unfavorable change. Starting from July 31, 2005, the joint venture has no substantially negative changes, nor any occurrence of reasonably anticipated events or changes of environment that pose substantially negative change to the joint venture.

   9.8 Exiting debts. The joint venture discloses the following information on its balance sheet occurred at the closing date of this signed agreement's Exhibit A: (1) The loans and total unpaid repayment, loan interest rates and maturity date of loans, and the total amount of prepaid penalties and expenses relating to such loans of the joint venture and its affiliated companies. (2) The hypotheca and lien generated out of these debts. (3) The name of the borrowers and recipients of each loan.

   9.9 The operating activities of Tianjin Zhongrun Information Technology Co., Ltd. and Tianjin Yaxun Technology Development Co., Ltd. in the joint venture have been transferred under the joint venture. Such two companies have legally wound up their operations.

   9.10 The first 2 payments (together 800,000) received by Party A shall be used only in the market development plan of the joint venture, which will help increase the SMS revenues.

   9.11 Party A pledges that the joint venture will adopt the accounting standards and procedures required by Party B, and Party A will cooperate with Party B to upgrade the financial system of the joint venture to the standard level of Party B.

   9.12 Party B is able to keep track of the capital changes of the bank accounts of the joint venture and its affiliated organizations every day, for which the joint venture and its affiliated organizations shall render sufficient cooperation.

   9.13 Party A will co-operate with Party B to interface all its sales and marketing activities with Party B's CRM/Billing and Management System.

   9.14 Party A agrees that Party B paid the sixth payment stated on Section II
       1.4 on July 31, 2006,Party B will be entitled to hold three seats of directorship out of five seats in the Board of the Director. However, no changes, amendments, investments can be made on this Agreement unless it


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       has affirmative 100% votes from all members of the Board of Directors until November 30 2007 and Section II 1.6 is settled.

   9.15 Party A agrees that on or before November 30, 2005, the Le Le tong's debt will be paid to a still outstanding balance not more than RMB 5 million.

   9.16 Party A agrees that Party B can appoint a Chief Financial officer to the JV to oversee the daily financial matters.

   9.17 With respect to the outstanding amount due by the old shareholders of RMB 9.8 Million, both Party A and Party B have agreed that Party A undertakes to settle and procures that the respective shareholders to settle the amount owed as follows:

       a) The total amount of the first and the second payments of US$ 800,000 stated in the Section 2 received by Party A on October 22, 2005 and November 30, 2005 respectively; and

       b) The remaining balance is to be settled by way of an interim dividend to be

       c) declared by the directors in a meeting before signing this Agreement out of the profit of the Company for the year ended 31 October 2005.

   9.18 Party A agrees that joint venture shall not engage in any business which is prohibited by the PRC laws, administrative regulations or the decisions of the State Council. The business which needs to be licensed according to the PRC laws, administrative regulations, the decisions of the State Council or the foreign invested industry policy could be engaged in by the joint venture only after the license has been granted by the competent approval authority to the joint venture and the joint venture has made registration with the administration authority for industry and commerce.

   9.19 Party A agrees that the key management will stay for at least a 3-year employment contract for the joint venture.


  10.  Confidentiality

  10.1 As limited to the conditions, the parties to the agreement shall cause their directors, employees, staff, representatives, counselors and agents to keep confidential the information obtained from the signing or performing the agreement, or the discussion of the matters of the agreement, or the matters predicted by the agreement.


  10.2 Under the following circumstances, any parties to the agreement may or allow their directors, staff, employees, representatives, counselors and agents to disclose the information that is originally kept confidential.

       a) Disclosing information mandated by the laws and rules in force.



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       b) Either party to the agreement is required to disclose information by the stock exchange where it belongs to, law enforcement agencies or government departments in whatever positions, including but not limited to the information disclosure required by the stock exchange, whether these requirements are legally binding or not;

       c) Vest all rights under the agreement in the related parties to the agreement.

       d) Disclose information to the specialized counselors or auditors of the party to the agreement.

       e) Related information is known by the public not because of error of the party to the agreement.

       f) The party has obtained the written approval from other parties to disclose relevant information.


  10.3 The restrictions made by the article 8 are still effective after the termination of the agreement.


  11.  Resolution of disputes


       Any disputes arising out of or in connection with the agreement shall be settled by both parties through friendly negotiation. If no agreement should be reached, the case may be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration.


  12.  Effective conditions


  12.1 The agreement shall take effect upon signing by both parities and shall be notarized by Beijing Notary Public Office within three days of the effectiveness of the agreement. And both parties shall go through the procedures of change of industry and commerce registration with the industry and commerce administration authorities within 10 working days upon notarization according to law.

       However, the execution of this agreement shall be subject to finalization of the due diligence to be done not later than October 13,2005,and also subject to finalization of a proper management control with the key management.


  12.2 The agreement is made in octuplicate, Party A and Party B each holds one copy, the joint Venture and Beijing Notary Public Office each holds one copy, and the rest is reported to the Competent departments have the same legal effectiveness.




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       Transferor:      Zhongrun Chuangtou Technology Co.,Ltd.

                        By:  /s/ Wang Li Kun
                        Name:    Wang Li Kun
                        Title:   Chairman

       Date:   January 4, 2006


       Transferee:      Guangdong Guangxiang Network Information Co., Ltd

                        By:  /s/ Lin Qiuxia
                        Name:    Lin Qiuxia
                        Title:   Chairman

       Date:  January 4, 2006








































                                    10.1-12